BIOFORM REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL FISCAL YEAR ENDED JUNE 30, 2008

San Mateo, CA – September 4, 2008. — BioForm Medical, Inc. (NASDAQ: BFRM) today announced its financial results for the fourth quarter and full fiscal year ended June 30, 2008. Net sales were $16.7 million for the quarter ended June 30, 2008 as compared to $15.4 million for the quarter ended June 30, 2007, an increase of $1.3 million or 8.4%. The net loss was $20.0 million for the quarter ended June 30, 2008 as compared to a net loss of $4.9 million for the quarter ended June 30, 2007. Net sales were $67.5 million for fiscal year 2008 as compared to $47.4 million for fiscal year 2007, an increase of $20.1 million or 42.4%. The net loss was $29.5 million for the fiscal year 2008 as compared to $13.6 million for fiscal year 2007. The $20.0 million net loss in the fourth quarter and the $29.5 million net loss for fiscal year 2008 each included an $11.2 million charge for acquired in-process research and development arising from the purchase of substantially all assets of Advanced Cosmetic Intervention, Inc. (ACI) in April 2008.

Operating Results:
Domestic sales were $13.2 million for the quarter ended June 30, 2008 as compared to $12.7 million for the quarter ended June 30, 2007, an increase of $0.5 million or 3.9%. International sales were $3.5 million for the quarter ended June 30, 2008, as compared to $2.6 million for the quarter ended June 30, 2007, an increase of $0.9 million or 34.6%. Gross profit was $14.4 million for the quarter ended June 30, 2008 as compared to $12.4 million for the quarter ended June 30, 2007, an increase of $2.0 million, or 16.1%. As a percentage of sales, gross profit for the quarter ended June 30, 2008 was 86.3% as compared to 81.1% for the quarter ended June 30, 2007. The increase in gross profit margin for the quarter ended June 30, 2008 was primarily due to a variation of production volume and overhead expense incurred, and lower royalty license expense.

Operating expenses were $34.7 million in the quarter ended June 30, 2008 as compared to $17.5 million in the quarter ended June 30, 2007. The increase in operating expenses was primarily attributable to the expensing of in-process research and development arising from the acquisition of assets from ACI, an increase in sales and marketing costs as a result of the expansion of the Company's sales forces in the United States and Europe in early fiscal 2008, expansion of the Company’s clinical education programs, and additional higher employee-related expenses.

Net loss per share applicable to common stockholders decreased to $0.43 for the quarter ended June 30, 2008 as compared to $1.20 for the quarter ended June 30, 2007, due primarily to the increase in the shares outstanding as a result of the sale of 11.5 million shares of common stock in the Company’s November 2007 initial public offering and the conversion of 30.4 million shares of preferred stock into common stock concurrent with this public offering.

Fiscal Year 2009 Guidance:
BioForm Medical is providing the following financial guidance for the full fiscal year ended June 30, 2009:

▪	Revenues are expected to be approximately $74 to $78 million.

▪	Gross profit is expected to average approximately 81% to 83% as a percentage of sales on an annual basis, with some possible fluctuation outside of this range on a quarterly basis.

▪	Operating expenses are expected to be approximately $84 to $86 million.

▪	Net loss is expected to be approximately $20 to $23 million.

Product Pipeline Update:
BioForm Medical is providing the following update on its product pipeline:
▪
RADIESSE® Dermal Filler Next-Generation Products: The Company has a number of ongoing programs evaluating new forms, applications and indications of its patent protected RADIESSE dermal filler technology. The first new commercial product derived from these efforts is expected to be a form of RADIESSE dermal filler with Lidocaine which may improve comfort for patients and flow characteristics for physicians, and is expected to be launched in the United States and Europe in calendar year 2009.

▪
RADIESSE® Dermal Filler Post-Market Studies: The Company has completed and submitted to FDA the results of two post-approval studies for RADIESSE filler - a three-year post-approval open-label follow-up to the pivotal nasolabial fold study to evaluate the long-term safety and duration of effect with RADIESSE filler, and a study to assess the safety of RADIESSE dermal filler in nasolabial folds in persons of color. In the three-year study in nasolabial folds, more than 30% of treated nasolabial folds were rated by the treating investigator as improved in patients who were two to three years from their last injection. No long-term product related adverse events or delayed-onset adverse events were reported in the study. In the persons of color study, observed adverse events were typical of dermal fillers such as redness, swelling, and bruising, and the study found that RADIESSE dermal filler is safe for use in persons of color. These studies were conducted pursuant to the requirements of the FDA associated with the approval for RADIESSE dermal filler for facial folds and wrinkles.

▪
POLIDOCANOL: As announced in a separate press release today, positive results from the Phase III clinical trial of Polidocanol (European trade name Aethoxysklerol®), a sclerotherapy product for the treatment of spider and reticular veins, have been submitted to FDA as part of the New Drug Application (NDA) process. In addition to this clinical report, BioForm Medical’s partner, Kreussler, is completing manufacturing documentation for a newly expanded manufacturing facility. The final manufacturing documentation is expected to be completed and submitted to FDA before the end of calendar year 2008, consistent with BioForm Medical’s previously reported expected timeline for completion of the NDA submission.

▪
RELAXED EXPRESSIONS™: As previously announced on April 30, 2008, BioForm Medical acquired from ACI a minimally invasive bi-polar radiofrequency 510(k) medical device (renamed “Relaxed Expressions™”) cleared to selectively reduce nerve function. The Company has recently received an additional 510(k) clearance for a new treatment profile software upgrade designed to improve outcomes of procedures with the device. The Company has filed an Investigational Device Exemption (IDE) with the FDA to conduct clinical studies specifically intended to support an FDA application seeking clearance to market this product for the treatment of frown lines. The Company expects to also seek a CE Mark and certain other international registrations of the Relaxed Expressions device for aesthetics indications.

▪
BIOGLUE Aesthetic™ Medical Adhesive: The Company and its partner, CryoLife, Inc. announced in June 2008 the receipt of a CE Mark for BioGlue Aesthetic™ Medical Adhesive for browplasties in Europe. Pre-launch activities continue on a limited basis with early users, to help the Company in its evaluation and development program to identify and optimize uses of BioGlue Aesthetic adhesive. In the United States, BioForm has completed a 30-patient feasibility study for the use of BioGlue Aesthetic adhesive conducted under a U.S. IDE which demonstrated raised brow position in 89% of patients at 6 months. BioForm is working with its clinical advisors and FDA to determine the best design for a pivotal study of BioGlue Aesthetic adhesive to support U.S. approval.

“We are pleased to report sales performance for the quarter and fiscal year ended June 30, 2008 in line with the guidance we provided in our third quarter fiscal 2008 conference call and earnings release. Our guidance for fiscal year 2009 reflects an expectation that the current dermal filler market softness will persist for two more quarters, with only modest recovery starting thereafter,” commented Steve Basta, Chief Executive Officer of BioForm Medical, Inc. “In fiscal 2009, we are focused on training and education to drive clinical confidence among RADIESSE dermal filler users, expanding the RADIESSE filler user base through new account conversions, and developing our future products, which we believe will contribute to accelerating revenue growth in fiscal 2010 and beyond.”

Conference Call:
BioForm Medical will hold a conference call today at 2:00 pm Pacific Time (5:00 p.m. Eastern Time) to discuss the financial results and guidance. The conference call will be webcast live on the Investor Relations section of BioForm Medical's website at http://www.bioform.com. The conference call may be accessed by dialing 888-287-5530 for callers in the U.S. and 719-785-1786 for international callers. Please notify the operator that you would like to join "BioForm Medical's Fourth Quarter & Fiscal 2008 Earnings Call" and provide the participant code "2257477", if prompted.

About BioForm Medical, Inc.:
BioForm Medical, Inc. is a medical aesthetics company headquartered in San Mateo, California, developing products that enhance aesthetic procedures performed in dermatology and plastic surgery practices. BioForm Medical’s lead product is Radiesse® dermal filler, a long-lasting filler for use in facial aesthetics. BioForm Medical is developing several future aesthetics products, including a radiofrequency treatment to reduce nerve function in the forehead, a sclerotherapy treatment for spider veins, and a surgical adhesive for brow lifts. For more information about BioForm, please visit www.bioform.com.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the introduction of new RADIESSE products or the timing thereof, the timing of completing a  Polidocanol NDA submission to FDA, the timing of an FDA application or receipt of FDA clearance, or international regulatory clearances, to market Relaxed Expressions for the treatment of frown lines or other aesthetic indications, the ability of the Company to optimize uses of BioGlue Aesthetic adhesive in Europe or to advance a clinical program for regulatory clearance of the product in the United States, the commercial success of future product introductions, and financial guidance for fiscal year 2009 are forward-looking statements within the meaning of the Safe Harbor.  Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties, which may cause BioForm Medical's actual results to differ materially from the statements contained herein. BioForm Medical's fiscal 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect BioForm Medical's business and its financial results are detailed in its latest Form 10-Q as filed with the Securities and Exchange Commission on May 9, 2008. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. BioForm Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contact:
Adam Gridley
650.286.4025
Vice President, Corporate Development
BioForm Medical, Inc.

BIOFORM MEDICAL, INC.

SUMMARY OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2008	2007	2008	2007

Net U.S. sales	$13,220	$12,726	$54,393	$39,215
Net International sales	3,492	2,624	13,090	8,199
Net sales	16,712	15,350	67,483	47,414

Cost of sales	2,289	2,901	11,393	8,769
Gross profit	14,423	12,449	56,090	38,645

Operating expenses:
Sales and marketing	17,702	11,783	56,912	38,186
Research and development	2,690	3,763	9,313	7,756
Acquired in-process research and development	11,230	-	11,230	-
General and administrative	3,090	1,957	9,882	6,990
Total operating expenses	34,712	17,503	87,337	52,932

Other income (expense), net
Interest income, net	412	199	1,902	842
Other income (expense), net	(51)	6	110	68
Loss before income taxes	(19,928)	(4,849)	(29,235)	(13,377)

Provision for income taxes	80	72	290	195

Net loss	$(20,008)	$(4,921)	$(29,525)	$(13,572)

Net loss per common share, basic and diluted	$(0.43)	$(1.20)	$(0.94)	$(3.54)

Weighted-average number of common shares used in per share calculation, basic and diluted	46,257	4,104	31,276	3,839

 BIOFORM MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	Years Ended June 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$59,204	$17,610
Accounts receivable, net of allowance for doubtful accounts of $836 at June 30, 2008 and $428 at June 30, 2007,	10,989	7,725
Inventories	8,167	4,864
Prepaid royalties	929	-
Prepaid other	1,603	1,194
Other current assets	805	262
Total current assets	81,697	31,655

Property and equipment, net	9,037	5,741
Prepaid royalties	3,288	-
Other assets	548	103
Total assets	$94,570	$37,499

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,533	$3,754
Deferred revenues	454	446
Accrued royalty expenses	280	869
Accrued liabilities	8,066	6,686
Capital lease obligations, current portion	34	20
Total current liabilities	12,367	11,775
Capital lease obligations, long-term portion	60	36
Total liabilities	12,427	11,811

Total stockholders’ equity	82,143	25,688
Total liabilities and stockholders’ equity	$94,570	$37,499